Exhibit 10.1

EXECUTION VERSION

February 16, 2023

Mr. Michael D. Hayford

Dear Michael,

We are pleased to present you with this amendment (this “Amendment”) to your employment agreement with NCR Corporation (“NCR”), dated April 27, 2018 (the “Employment Agreement”).

Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Employment Agreement.

Executive Severance Benefits:

You will continue to participate in the Amended and Restated NCR Change in Control Severance Plan, as amended, with a “Tier I” benefit level (the “Change in Control Severance Plan”) in accordance with its applicable terms; provided, however, that for purposes of the Change in Control Severance Plan, upon (x) a termination of your employment by NCR without Cause (as defined the Employment Agreement) or (y) a termination of your employment by you for Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the effective date of a Qualified Transaction (as defined in the 2023 Performance-Based Restricted Stock Unit Award Agreements listed in Section 2 of Exhibit A hereto)) in either case (i) within the two (2) year period following a Qualified Transaction or (ii) within the ninety (90) day period before a Qualified Transaction, you shall be entitled to receive the separation benefits set forth in the Change in Control Severance Plan at a “Tier I” benefit level. For the avoidance of doubt, in the event of a termination of your employment by NCR without Cause or resignation for Good Reason during the ninety (90) day period before a Qualified Transaction, any condition of your employment on the date of the Qualified Transaction shall be deemed satisfied; provided that any allocation of authority, duties or responsibilities by the NCR Board of Directors (the “NCR Board”) relating solely to preparing NCR to accomplish a Qualified Transaction shall not constitute Good Reason.

Equity Awards:

For purposes of any then-outstanding equity awards held by you under NCR’s 2017 Stock Incentive Plan, upon (x) a termination of your employment by NCR without Cause (as defined the Employment Agreement) or (y) a termination of your employment by you for Good Reason (as defined in the Change in Control Severance Plan, except that references in such definition to the occurrence of a “Change in Control” shall be replaced with the effective date of a Qualified Transaction (as defined in the 2023 Performance-Based Restricted Stock Unit Award Agreements listed in Section 2 of Exhibit A hereto)) in either case (i) within the two (2) year period following a Qualified Transaction or (ii) within the ninety (90) day period before a Qualified Transaction, you shall be entitled to receive the accelerated vesting treatment (and for any stock options, the post-termination exercise period) as set forth in the applicable equity award agreements upon a “Change in Control Termination” or “Good Reason Termination,” as the case may be, that occurs in connection with a Change in Control in which the equity awards are assumed, converted or replaced following such Change in Control. For the avoidance of doubt, in the event of a termination of your employment by NCR without Cause or your resignation for Good Reason during the ninety (90) day period before a Qualified Transaction, any condition of your employment on the date of the Qualified Transaction shall be deemed satisfied; provided that any allocation of authority, duties or responsibilities by the NCR Board relating solely to preparing NCR to accomplish a Qualified Transaction shall not constitute Good Reason.

The parties agree that, under the 2017 Stock Incentive Plan, the Board has the authority and discretion to accelerate or continue vesting under the award agreements listed in Exhibit A hereto; and the Board agrees to exercise such authority and discretion reasonably and in good faith.

Reference is hereby made to your outstanding equity awards under the 2017 Stock Incentive Plan listed on Section 1 of Exhibit A hereto, each of which provides for vesting treatment upon your “Mutually Agreed Retirement.” Specifically, the award agreements provide that, subject to the approval of the Committee, if: (A) you retire from employment at age sixty-two (62) or older with at least two (2) years of continuous service with your employing entity (excluding service with acquired entities before the acquisition) and (B) you continue to comply with the terms of the applicable award agreement (including the restrictive covenant provisions contained therein), you will receive the vesting treatment provided therein upon a “Mutually Agreed Retirement.” Upon a termination of your employment with NCR for any reason other than a “Termination For Cause” (as defined in the Employment Agreement) on or after August 13, 2024, you will irrevocably and contractually be entitled to receive the vesting treatment set forth in the applicable award agreements that you would have received upon a “Mutually Agreed Retirement” approved by the Committee, and any vested options (including any 2018, 2019 or 2020 options) then held by you shall, irrevocably and contractually, remain outstanding and exercisable in accordance with their terms though the original expiration date set forth in the applicable award agreements that applies in the absence of termination of your employment; and you may rely on this treatment as provided in the foregoing sentence.

Good Reason Termination:

In the event of any Qualified Transaction, a Good Reason event shall be conclusively deemed to have occurred (based on a material diminution of your duties and responsibilities), and the NCR Board (or any other NCR body or person) shall have no authority or discretion to determine otherwise. Accordingly, in those circumstances, you will have the absolute right, after any Qualified Transaction, to resign for Good Reason and to receive (a) the separation benefits set forth in the Change in Control Severance Plan at a “Tier I” benefit level and (b) the accelerated vesting treatment (and the post-termination exercise period for stock options) set forth in the applicable award agreements upon a “Good Reason Termination.”

Legal Expenses:

The Company will reimburse you for reasonable, documented legal fees you incur in connection with your review and acceptance of this Amendment, the agreements referred to herein, and any agreements relating to a Qualified Transaction or the termination of your employment for any reason; provided, that reimbursement in excess of $40,000 shall be subject to NCR’s approval.

Other Terms:

The intent of the parties is that the payments and benefits described in the Employment Agreement and this Amendment comply with, or be exempt from, Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A of the Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, the Employment Agreement and this Amendment shall be interpreted to be in compliance therewith. The Company makes no representation that any or all of the payments described in the Employment Agreement and this Amendment will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment or benefit.

* * * * * *

Please indicate your agreement to the terms and conditions set forth in this Amendment by signing below. In the event of any inconsistency between this Amendment and any terms or conditions contained in the Change in Control Severance Plan, in any of the award agreements listed on Exhibit A hereto, or in any other agreement or plan, this Amendment shall prevail. Except as expressly provided in this Amendment, the terms and condition of your Employment Agreement shall remain in full force and effect.

Sincerely,

NCR Corporation

By:	/s/ Frank Martire
Name:	Frank Martire
Title:	Executive Chairman

Acknowledged and Agreed:

Michael D. Hayford

/s/ Michael D. Hayford	Date:	February 16, 2023

Exhibit A

Section 1.   Equity Award Agreements for 2020, 2021, and 2022

•	2020 Premium-Priced Option Award Agreement (Non-Statutory Stock Option)

•	2021 Senior Executive Team Performance-Based Stock Unit Award Agreement

•	2021 Senior Executive Team Market Stock Unit Award Agreement

•	2022 Senior Executive Team Performance-Based Stock Unit Award Agreement

•	2022 Senior Executive Team Performance-Based Restricted Stock Unit Award Agreement (With Relative TSR Metric)

Section 2.   Equity Award Agreements for 2023

•	2023 Senior Executive Team Performance-Based Restricted Stock Unit Agreement

•	2023 Senior Executive Team Qualified Transaction Performance-Based Restricted Stock Unit Agreement

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